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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Centerpoint Properties Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTERPOINT PROPERTIES TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2005

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CenterPoint Properties Trust (the "Company") will be held at 1808 Swift Drive, Oak Brook, Illinois on Monday, May 16, 2005 at 3:00 p.m., Central Daylight Time, for the following purposes:

  1.
  to elect eleven trustees to serve until the next annual meeting of shareholders or special meeting of shareholders held in place thereof and until their respective successors are elected and qualified;

  2.
  to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2005; and

  3.
  to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The Board of Trustees has fixed the close of business on March 10, 2005 as the record date for the determination of common shareholders entitled to vote at the meeting. Only those shareholders of record at the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting of Shareholders and wish to vote in person, your proxy will not be used.

By Order of the Board of Trustees,

Daniel J. Hemmer Secretary
April 20, 2005 Oak Brook, Illinois

CENTERPOINT PROPERTIES TRUST
1808 Swift Road
Oak Brook, Illinois 60523

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 16, 2005

        This proxy statement is furnished to holders of the Common Shares ("Common Shares" or "Shares") of Beneficial Interest, par value $.001 per share, of CENTERPOINT PROPERTIES TRUST (hereinafter called the "Company") in connection with the solicitation of proxies by the Board of Trustees of the Company to be used at the Annual Meeting of Shareholders of the Company to be held at 1808 Swift Drive, Oak Brook, Illinois on Monday, May 16, 2005 at 3:00 p.m., Central Daylight Time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

        If the accompanying form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not yet been exercised. Unless otherwise directed in proxies received, the persons named in the accompanying form of proxy will vote such proxy for election to the board of the nominees named below. It is anticipated that this proxy statement and the enclosed form of proxy will be first mailed to record holders of the Company's Common Shares on or about April 20, 2005.

        The Board of Trustees has fixed the close of business on March 10, 2005 as the record date for the determination of shareholders entitled to receive notice of and vote at the Annual Meeting of Shareholders. As of March 10, 2005, the Company had outstanding 49,144,469 Common Shares.

        Each Common Share is entitled to one vote on each matter presented. At the Annual Meeting, inspectors of election will determine whether there is a quorum present. A quorum is required to conduct any business at the meeting. Under the guidelines of the New York Stock Exchange, for a quorum to be present, the holders of a majority of the outstanding Common Shares must be present in person or by proxy. If you mark your proxy card "abstain," or if your proxy is held in street name by your broker and it is not voted on all proposals, your proxy will nonetheless be counted as present for purposes of determining a quorum. Similarly, in the event a nominee holding Shares for beneficial owners votes on certain matters pursuant to discretionary authority or instruction from the beneficial owners, but with respect to one or more other matters does not receive instructions from the beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes, but will not be deemed to have voted on such other matters.

        Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received voting instructions from beneficial owners. Consequently, brokers holding Common Shares in street name who do not receive voting instructions are entitled to vote on the election of trustees of the Company and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2005.

        The Company will pay any and all of the costs of soliciting these proxies. Our trustees and employees may solicit proxies in person, by telephone or by other electronic means of communication. The Company will not compensate these trustees and employees additionally for this solicitation, but the Company may reimburse them for any out-of-pocket expenses that they incur in the process of soliciting the proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward any solicitation materials to their principals, and the Company will reimburse them for any out-of-pocket expenses which they reasonably incur in the process of forwarding the materials.

ELECTION OF TRUSTEES
(Proposal 1)

        At the meeting a Board of Trustees is to be elected. The nominees for election as trustee are Nicholas C. Babson, Martin Barber, Norman R. Bobins, Alan D. Feld, Paul S. Fisher, John S. Gates, Jr., Donald A. King, Jr., Michael M. Mullen, Thomas E. Robinson, John C. Staley and Robert L. Stovall. Each trustee elected is to hold office until the next annual meeting of shareholders or special meeting of shareholders held in place thereof, and until his successor is elected and qualified. Trustees are elected by a majority of the Shares entitled to vote represented at the meeting. If you are present and do not vote, or if you send in your proxy marked "withheld," your vote has the effect of a vote against the trustee. The Board of Trustees does not contemplate that any nominee will be unable to serve as a trustee for any reason; however, if such inability should occur prior to the meeting, the proxy holders will select another nominee to stand for election in his place and stead. The Board of Trustees recommends that the shareholders vote "FOR" the election of Messrs. Babson, Barber, Bobins, Feld, Fisher, Gates, King, Mullen, Robinson, Staley and Stovall.

        Following is a summary of the name, age and principal occupation or employment for the past five years of each current trustee, each nominee for election as a trustee and each executive officer of the Company.

Name	Age	Position
Martin Barber	60	Co-Chairman of the Board and Trustees
John S. Gates, Jr.	51	Co-Chairman of the Board and Trustees
Robert L. Stovall.	72	Vice Chairman of the Board and Trustees
Michael M. Mullen	50	Chief Executive Officer and Trustee
Paul S. Fisher	49	President, Chief Financial Officer and Trustee
Rockford O. Kottka	54	Executive Vice President, Treasurer and Chief Accounting Officer
Paul T. Ahern	44	Executive Vice President and Chief Operating Officer
James Clewlow	42	Executive Vice President and Chief Investment Officer
Nicholas C. Babson	58	Independent Trustee
Norman R. Bobins	62	Independent Trustee
Alan D. Feld	68	Independent Trustee
Donald A. King, Jr.	64	Independent Trustee
Thomas E. Robinson	57	Independent Trustee
John C. Staley	63	Independent Trustee

        Martin Barber.    Mr. Barber has been Co-Chairman of the Board since December 2001 and prior to that was the Chairman of the Board of Trustees of the Company since its formation in 1984. He has been involved in commercial real estate since 1964. In 1978, he formed Capital and Regional plc (which became publicly-traded in the London stock market in 1986) to engage in real estate and related activities in the United Kingdom, and served as its Chairman until 2002 when he became CEO and an outside director took the chair. Mr. Barber is a member of the General Advisory Council of the British Property Federation which is the trade association of the UK property industry.

        John S. Gates, Jr.    Mr. Gates has been Co-Chairman of the Board of Trustees since December 2001. Effective January 1, 2005, he relinquished the Chief Executive Officer title which he held since December 2001. Previously, he had been the President, Chief Executive Officer and a

Trustee of the Company since its formation in 1984. In 1981 he co-founded the Chicago office of Jones Lang Wooton which advised foreign and domestic institutions on property investment throughout the Midwest. He received his Bachelors degree in Economics from Trinity College (Hartford). Mr. Gates is the immediate past Chairman of the Board of Trustees of the Metropolitan Planning Council of Chicago and for the past four years sat on the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts. He is also a member of the Board of Directors of Children's Hospital of Chicago, the University of Chicago Harris School of Public Policy, Eaglebrook School and the Center for Urban Land Economics Research of the University of Wisconsin. Mr. Gates is an active member of the Commercial Club of Chicago, Illinois Business Roundtable, World Presidents Organization, the Real Estate Roundtable, Urban Land Institute and the National Association of Industrial and Office Parks. For the last six consecutive years, Mr. Gates has been named "Outstanding REIT CEO" by Realty Stock Review in their annual survey of institutional investors.

        Mr. Gates' employment agreement requires the Board of Trustees to use its best efforts to cause Mr. Gates to be reelected to the Board during each annual meeting of shareholders that occurs during the term of the agreement. While Mr. Gates serves on the Board, the Board is also required during the term of the agreement to appoint Mr. Gates as Co-Chairman of the Board and as a member of the Company's Asset Allocation Committee. If Mr. Gates is a member of the Board on December 31, 2006 when the employment agreement terminates, he is required to continue to serve as a member of the Board until a successor trustee is elected and qualified.

        Robert L. Stovall.    Mr. Stovall has been a Trustee of the Company since August 1993 and was appointed Vice Chairman of the Board of Trustees in July 1997. From August 1993 to July 1997, Mr. Stovall was an Executive Vice President and the Chief Operating Officer of the Company. From 1975 until he joined the Company, he served as President and Chief Executive Officer of FCLS Investors Group, Inc. ("FCLS"), a Chicago-based owner and manager of warehouse/industrial real estate which he co-founded in 1987 and the operations of which were consolidated in 1993 with those of the Company. He is a member of the Board of Trustees of Greater North Pulaski Development Corporation, a not-for-profit community development corporation. Mr. Stovall is a 1955 honors graduate of Yale University with a Bachelors of Arts degree in American Studies. Mr. Stovall is a member of the National Association of Industrial and Office Parks. Mr. Stovall is the father-in-law of Mr. Mullen.

        Michael M. Mullen.    Mr. Mullen was named Chief Executive Officer of the Company effective January 1, 2005. He served as President of the Company since December 2001 and has been a Trustee of the Company since May 1999. He held the position of Executive Vice President and Chief Operating Officer of the Company from July 1997 to December 2001, and, from August 1993 to July 1997, was the Executive Vice President-Marketing and Acquisitions and Chief Investment and Development Officer of the Company. He was a co-founder of FCLS and served as its Vice President-Sales with responsibility for leasing, build-to-suit sales and acquisitions from 1987 to 1993. Mr. Mullen graduated from Loyola University in 1975 with a Bachelor's degree in Finance. He serves on the Board of Directors of Brauvin Trust, a privately held retail REIT. Mr. Mullen is the son-in-law of Mr. Stovall.

        Paul S. Fisher.    Mr. Fisher was appointed President of the Company effective January 1, 2005. He has been Chief Financial Officer of the Company since 1991 and previously served as General Counsel and Secretary from 1991 to 2005. He has been a Trustee of the Company since May 1999. He was appointed the President and Chief Executive Officer of all of the Company's subsidiaries in December 2001. Between 1988 and 1991, Mr. Fisher was Vice President-Finance and Acquisitions of Miglin-Beitler, Inc., a Chicago-based office developer. From 1986 to 1988, Mr. Fisher was Vice President-Corporate Finance, at The First National Bank of Chicago. From 1982 through 1985, he was Vice President-Partnership Finance, at VMS Realty, a Chicago-based real estate syndication company. Mr. Fisher graduated from The University of Notre Dame, summa cum laude, with a Bachelor of Arts degree in Economics in 1977 and was elected to Phi Beta Kappa. Mr. Fisher received his Doctor of

Law degree from The University of Chicago School of Law in 1980. He serves on the advisory board of the Guthrie Center for Real Estate Research at the Kellogg Graduate School of Management and on the board of directors of Eagle Hospitality Properties Trust.

        Rockford O. Kottka.    Mr. Kottka has been Executive Vice President and Chief Accounting Officer of the Company since July 2000 and the Treasurer of the Company since 1989. From 1978 to 1989, Mr. Kottka served as the Vice President and Controller of Globe Industries, Inc., a Chicago based manufacturer of roofing and automotive acoustical materials. Mr. Kottka graduated from St. Joseph's Calumet College in 1975 with a Bachelor of Science degree in Accountancy. Mr. Kottka is a certified public accountant. He serves on the advisory board of Welton Enterprises, a privately held real estate company located in Madison, Wisconsin, and is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.

        Paul T. Ahern.    Mr. Ahern was appointed Executive Vice President and Chief Operating Officer of the Company effective January 1, 2005. He served as Executive Vice President, Chief Investment Officer and Director of Portfolio Operations since February 1999. From June 1994 to February 1999, Mr. Ahern served as Senior Vice President of Investments of the Company. From June 1985 to June 1990, he was an investment analyst, leasing agent and an investment property specialist with CB Commercial, a real estate brokerage firm. From June 1990 to January 1993, he was an investment property specialist for American Heritage Corporation, a real estate investment firm. Mr. Ahern graduated from Indiana University in 1982 with a bachelor's degree in accounting. Mr. Ahern is a member of The Society of Industrial and Office Realtors.

        Effective April 15, 2005, Mr. Ahern is on administrative leave. In the interim, Sean P. Maher, Senior Vice President of Development, will assume Mr. Ahern's responsibilities. Mr. Maher has served as a Senior Vice President and a member of the Company's Investment Committee since 2000, responsible for numerous investments and developments. Mr. Maher joined the Company in 1997 as Vice President of Investments and has been active in Chicago industrial real estate for 19 years. Prior to joining the Company, Mr. Maher was a real estate broker at CB Richard Ellis and Trammell Crow.

        James N. Clewlow.    Mr. Clewlow was named Executive Vice President and Chief Investment Officer of the Company effective January 1, 2005. He served as Senior Vice President of Investments from 1997 to 2005. Additionally, he manages CenterPoint Venture, LLC, a joint venture of the Company and the California Public Retirement System (CalPERS), the nation's largest pension fund. Mr. Clewlow has been involved in industrial real estate since graduating from the University of Illinois in 1985. He worked for CB Commercial as an industrial real estate broker for eleven years serving the Chicago area. Mr. Clewlow received his Masters in Business Administration in 2004 from the Kellogg Graduate School of Management at Northwestern University.

        Nicholas C. Babson.    Mr. Babson has been an independent trustee of the Company since December 1993. Mr. Babson currently serves as Chief Executive Officer of Babson Holdings, Inc. an investment company serving the interests of the Babson family. He has held this position for the past five years. Prior to this position, Mr. Babson served as Chairman and Chief Executive Officer of Babson Bros. Co., a worldwide distributor and manufacturer of dairy equipment, located in Naperville, Illinois. Mr. Babson also serves as Chairman of the Board of Trustees of the Farm Foundation. Mr. Babson is also a director of the Gehl Company (NASDAQ) and two privately held companies, SunTx Capital Partners, located in Dallas Texas, and RREEF America REIT II, Inc., located in Chicago, Illinois. Mr. Babson graduated from the University of the South, Sewanee, TN, with a Bachelor of Arts degree in Political Science (1968) and minor study concentration in Forestry (1972). He currently serves as Chairman of the Board of Regents of that university.

        Norman R. Bobins.    Mr. Bobins has been an independent trustee of the Company since March 1998. Mr. Bobins is President and Chief Executive Officer of LaSalle Bank Corporation, the parent of LaSalle Bank, and Senior Executive Vice President of ABN AMRO Bank N.V. Mr. Bobins' corporate and civic involvement includes the Board of Directors of the New York Clearing House, the

Financial Services Roundtable, the Economic Club of Chicago, and the Terra Foundation for the Arts and directorships at RREEF America REIT II, Inc., Transco, Inc. and the Anti-Defamation League of B'nai B'rith. Mr. Bobins is also a trustee of the University of Chicago Hospitals, serves on the Council of the Graduate School of Business at the University of Chicago, serves on the boards of Spertus College, the Executive Council of Chicago Metropolis 2020, WTTW Communications, Inc., and The Field Museum and is a member of the Kellogg Graduate School of Management Advisory Board. He is on the executive board of the Auditorium Theatre Council. He also serves as a member of the Board of Education of the City of Chicago. Mr. Bobins earned his B.S. from the University of Wisconsin in 1964 and his M.B.A. from the University of Chicago in 1967.

        Alan D. Feld.    Mr. Feld has been an independent trustee of the Company since December 1993. Since 1960, Mr. Feld has been associated with the law firm of Akin, Gump, Straus, Hauer & Feld, LLP in Dallas, Texas. He currently serves as a Senior Executive Partner of the firm. Mr. Feld graduated from Southern Methodist University with a Bachelor of Arts degree in 1957. Mr. Feld received his LL.B. degree from the Southern Methodist University in 1960. He has served as a member of the Texas State Bar since 1960 and a member of the District of Columbia Bar since 1971. He has served as a member of the Board of Trustees of Brandeis University (1986 - 1996) and presently serves on the Board of Trustees of Southern Methodist University. He also serves on the Board of Directors of Clear Channel Communications, Inc., a New York Stock Exchange listed company, and is a Trustee of the AMR AAdvantage Funds (Mutual Funds).

        Donald A. King, Jr.    Mr. King was appointed a trustee of the Board of the Company to fill a vacancy in March 2005. Mr. King was named Vice Chairman of Deutsche Asset Management in December 2004. Since 2002, he was Global Head of DB Real Estate, where he was responsible for all third-party business in the United States, Germany, Australia, the United Kingdom and Italy. He also held a position on the Deutsche Asset Management Executive Committee. Deutsche Bank acquired RREEF in 2002. Mr. King joined RREEF as a principal in 1979 and founded RREEF's Chicago office. He was named RREEF's Managing Partner in 1988 and continues to hold a position on the firm's Policy Committee. Before joining RREEF he was active as a real estate developer and property manager. From 1974 to 1976, as vice president of Trust Investments, he founded the Bank of America Real Estate Fund. Mr. King has 36 years of experience in real estate acquisition, development and management. Mr. King is a member of the National Association of Real Estate Investment Trusts, the National Association of Real Estate Investment Managers, the Pension Real Estate Association, and Lambda Alpha International, an honorary society of land use economists. He received a B.S. degree from the University of Virginia and an M.B.A. degree from Harvard Business School.

        Thomas E. Robinson.    Mr. Robinson has been an independent trustee of the Company since December 1993. Mr. Robinson is currently a Managing Director in the Real Estate Investment Banking Group of Legg Mason Wood Walker, Inc. ("Legg Mason"), an investment-banking firm headquartered in Baltimore, Maryland, which he joined in June 1997. Prior to joining that firm, Mr. Robinson was President and Chief Financial Officer of Storage USA, Inc., a REIT headquartered in Columbia, Maryland, engaged in the business of owning and operating self-storage warehouses, which he joined in August 1994. He also serves as a director of Tanger Factory Outlet Centers, Inc. Mr. Robinson served as National Trustee of REIT Advisory Services for the national accounting firm of Coopers & Lybrand from 1989 to 1993. From 1981 to 1989, Mr. Robinson served as Vice President and General Counsel for the National Association of Real Estate Investment Trusts. Mr. Robinson received his Bachelor's degree from Washington and Lee University, his Master's degree in taxation from Georgetown University Law School, and his Juris Doctorate degree from Suffolk University Law School.

        John C. Staley.    Mr. Staley has been an independent trustee of the Company since November 2002. Mr. Staley retired from Ernst & Young LLP in 2001 after serving in numerous positions with that firm from 1965, the last of which was area managing partner for the Lake Michigan area. He serves on the advisory board of a privately held company, Carl Buddig & Co., on the board of directors of Deltac, a privately held company and on the Board of Directors of two other publicly held companies, eLoyalty Corp. and Hospira. He was Chairman of the Board of Trustees of DePaul University until October 2004 and is a member of the Commercial Club and Economic Club. He received his B.S. degree from the College of the Holy Cross and his J.D. from DePaul University School of Law. He completed the Advanced Management Program of Harvard University's Graduate School of Business Administration. Prior to retiring, he was a member of the American Institute of Certified Public Accountants and the Illinois CPA Society; he has also been a lecturer on taxation in the Masters of Taxation program at DePaul University School of Law.

Board of Trustees and Corporate Governance

        Number of Meetings.    During 2004, the Board of Trustees held eleven meetings. Each trustee attended more than 75% of the aggregate of the meetings of the Board of Trustees and the meetings held by Board committees on which he served.

        Attendance at Annual Meetings.    All trustees properly nominated for election are expected to attend the Annual Meeting of Shareholders. At the 2004 Annual Meeting of Shareholders, all of the trustees nominated for election attended the meeting.

        Trustee Independence.    The Nominating and Corporate Governance Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. As of the date of the mailing of this proxy statement, eight of the Company's eleven trustees are non-employee trustees. The Board has adopted categorical standards for determining whether trustees are independent and without a material relationship with the Company for purposes of the requirements of the New York Stock Exchange. Under the Company's categorical standards, the following relationships are deemed not to be material relationships with the Company or its management:

  •
  subject to Section 3.03A.02(b)(v) of the New York Stock Exchange Listed Company Manual (the "Manual"), the lease of real property from the Company by a company of which a trustee is an executive officer or director, provided that the lease payments do not in the aggregate represent more than 2% of the Company's annual gross revenue for the immediately preceding fiscal year;

  •
  subject to Section 303A.02(b)(v) of the Manual, the provision of commercial banking services in the ordinary course (for example, cash management services, lending as a member of a syndicate or otherwise, or participating in and/or making letters of credit) to the Company by a bank of which a trustee is an executive officer or director;

  •
  subject to Section 303A.02(b)(v) of the Manual, the purchase of real property from the Company by a company of which a trustee is an executive officer or director, provided that the purchase price paid by such company to the Company for such real property is supported by an independent, third party appraisal; and

  •
  any other transaction or relationship between the Company and a trustee that is not required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, it being understood that a transaction or relationship that is required to be disclosed pursuant to Regulation S-K is not necessarily a material relationship with the Company for purpose of Section 303A.02(a) of the Manual.

Information provided by the trustees and the Company did not indicate any material relationships under the standards described above which would impair the independence of any of the non-employee trustees except Mr. Stovall. Based on the report and recommendation of the Nominating and Corporate Governance Committee, and after considering the relationships discussed below under the caption entitled "Certain Relationships and Related Transactions," the Board has determined that each of its non-employee trustees except Mr. Stovall satisfies the Company's categorical standards for independence.

        Executive Sessions of Independent Trustees and Communications between Shareholders and the Board. The Board holds executive sessions of its independent trustees following each regularly scheduled meeting of the Board. The presiding trustee, for purposes of leading these meetings, is the Chairman of the Board if independent (or that Co-Chairman that is independent) and the Chairman of the Audit Committee if neither the Chairman nor any Co-Chairman of the Board is independent.

        Interested parties, including shareholders, may communicate directly with Martin Barber (our independent Co-Chairman), John Staley, the Chairman of the Audit Committee or the non-employee trustees as a group by writing to those individuals or the group at the following address: CenterPoint Properties Trust, 1808 Swift Drive, Oak Brook, Illinois 60523, Attention: Daniel J. Hemmer, Secretary. If correspondence is received by the Company's Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent trustees of the Board. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist the Company in effectively addressing your concern, you may choose to remain anonymous, and the Company will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

        Corporate Governance Guidelines.    The Company is committed to the highest standards of corporate governance. On the recommendation of the Nominating and Corporate Governance Committee, the Board adopted a set of Corporate Governance Guidelines, which, among other things, sets forth the Board membership criteria, the role of the Board and the procedures for conducting Board meetings. The desired personal and experience qualifications for trustee nominees is described in more detail below under the caption "Trustee Nominations to be Considered by the Board."

        The Board of Trustees of the Company has an Asset Allocation Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Company's Board of Trustees has adopted written committee charters for each of these committees.

        Asset Allocation Committee.    The Asset Allocation Committee is comprised of three trustees, Messrs. Babson, Gates and Stovall, one of whom is an independent trustee, as independence is defined in the New York Stock Exchange listing standards. The Asset Allocation Committee is authorized to review proposed acquisitions of real estate that have previously been approved by the Company's investment committee but require committee approval consistent with Board guidelines. In approving acquisitions, the Asset Allocation Committee considers, among other things, the quality of the real estate, the creditworthiness of the tenant, the guidelines mandated by the Board of Trustees for speculation, the rates of return on investment in compliance with pre-established Board guidelines and any unusual factors to the transaction. The Asset Allocation Committee held eighteen meetings during 2004.

        Audit Committee.    The Audit Committee is comprised of three trustees, Messrs. Bobins, Robinson and Staley, all of whom are independent trustees, as independence is defined in the New York Stock Exchange listing standards. The Audit Committee is authorized to review management's accounting and control practices and compliance with prevailing financial reporting standards, to make recommendations to the Board of Trustees regarding financial reporting policy, and to oversee the Company's annual audit. The Audit Committee held eight meetings during 2004.

        The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the New York Stock Exchange listing standards and that each member has accounting or related financial expertise and satisfies the "audit committee financial expert" criteria established by the Securities and Exchange Commission. Each member of the Audit Committee is an "independent" trustee, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        As previously reported by the Company, the Company sold an industrial portfolio to a private investor on August 30, 2004 for approximately $109 million. The private investor was represented by Legg Mason in that transaction. Mr. Robinson, a member of the Board of Trustees and the Audit

Committee, is a Managing Director in the Real Estate Investment Banking Group of Legg Mason. Legg Mason was engaged solely by the private investor to provide services to the private investor. Although Legg Mason did not provide any services to the Company in connection with that transaction, and the Company was not obligated to make any payment to Legg Mason, the Company agreed as part of the negotiated sale price for the industrial portfolio to pay or reimburse the private investor for some of the private investor's closing costs and other expenses payable by the private investor in connection with the transaction, including one-half of the fee payable by the private investor to Legg Mason. In connection with the Board's determination described above that each member of the Audit Committee is an "independent" trustee, the Board determined that the Company's $544,000 payment to Legg Mason did not affect Mr. Robinson's independence and that Legg Mason's acceptance of such payment from the Company did not constitute indirect acceptance by Mr. Robinson of any consulting, advisory or other compensatory fee from the Company for purposes of Rule 10A-3 of the Exchange Act.

        Compensation Committee.    The Compensation Committee is comprised of three trustees, Messrs. Babson, Barber and Feld, all of whom are independent trustees, as independence is defined in the New York Stock Exchange listing standards. The Compensation Committee exercises all powers of the Board of Trustees in connection with the compensation of executive officers, including incentive compensation and benefit plans. The independent trustees on the Compensation Committee also serve as the Company's Long Term Incentive Committee and, as such, are empowered to grant share based awards in accordance with the 2003 Omnibus Employee Retention and Incentive Plan (the "2003 Plan") to the trustees, including nominees recommended by shareholders, management and other employees of the Company. The Compensation Committee held two meetings during 2004.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of three trustees, Messrs. Barber, Feld and Robinson, all of whom are independent trustees, as independence is defined in the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee is authorized to review the Company's governance practices, including the size and composition of the Board of Trustees, and to make recommendations to the Board of Trustees concerning nominees for election as trustees, including nominees recommended by shareholders. For a description of the procedures to be followed by shareholders in submitting nominee recommendations, see the paragraph below entitled "Trustee Nominations to be Considered by the Board." The Nominating and Corporate Governance Committee held four meetings during 2004.

        Code of Ethics and Business Conduct.    All of the Company's trustees and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by the Company's Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct covers all areas of professional conduct, including responsibilities to employees, customers, consumers, business partners and shareholders, conflicts of interest, fair dealing and the protection of confidential information, as well as the strict adherence to all laws and regulations applicable to the conduct of the Company's business. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics and Business Conduct for executive officers and trustees on the Company's website within four business days following the date of such amendment or waiver.

        Obtaining Copies of CenterPoint's Corporate Governance Documents.    The Company's Corporate Governance Guidelines, Code of Ethics and Business Conduct and the charters for each of the committees described above are published on our website at www.centerpoint-prop.com. These corporate governance documents are also available in print to any shareholder who requests them. Requests for print copies of these documents should be directed in writing to the Company's Secretary at the following address: CenterPoint Properties Trust, 1808 Swift Drive, Oak Brook, Illinois 60523.

EQUITY COMPENSATION PLANS

        The following table summarizes information, as of December 31, 2004, relating to equity compensation plans of the Company pursuant to which options, restricted shares or other rights to acquire shares may be granted from time to time.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,019,921	(1)	$25.5825	(1)	1,076,916	(2)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	4,019,921		$25.5825		1,076,916

(1)
These plans include the Company's 1993 Stock Option Plan (the "1993 Plan"), the 2000 Omnibus Employee Retention and Incentive Plan (the "2000 Plan"), and the 2003 Omnibus Employee Retention and Incentive Plan (the "2003 Plan").

(2)
Includes the 2003 Plan only.

SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth information as of March 1, 2005 with respect to the beneficial ownership of the Common Shares of the Company by (1) each person who is known by the Company to own beneficially more than 5% of its Shares, (2) each trustee and nominee for trustee of the Company, (3) the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table and (4) the Company's trustees and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	7,373,590	(2)	15.13%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	6,458,256	(3)	13.25%
Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	3,402,400	(4)	6.98%
AMVESCAP PLC 11 Devonshire Square London EC2M 4YR England	3,147,802	(5)	6.46%
Neuberger Berman, Inc. 605 Third Ave. New York, NY 10158-3698	2,394,929	(6)	5.13%
Martin Barber (Co-Chairman and Trustee)	145,866	(7)	*
John S. Gates, Jr. (Co-Chairman and Trustee)	1,649,963	(8)	3.36%
Robert L. Stovall (Vice Chairman and Trustee)	124,690		*
Nicholas C. Babson (Trustee)	83,812	(9)	*
Norman R. Bobins (Trustee)	40,520	(10)	*
Alan D. Feld (Trustee)	40,530	(11)	*
Donald A. King, Jr. (Trustee)	0		*
Thomas E. Robinson (Trustee)	75,738	(12)	*
John C. Staley (Trustee)	6,392	(13)	*

Michael M. Mullen (Chief Executive Officer and Trustee)	742,556	(14)	1.43%
Paul S. Fisher (President, Chief Financial Officer and Trustee)	779,666	(15)	1.77%
Rockford O. Kottka (Executive Vice President, Treasurer and Chief Accounting Officer)	257,284	(16)	*
Paul T. Ahern (Executive Vice President and Chief Operating Officer)	113,689	(17)	*
James N. Clewlow (Executive Vice President and Chief Investment Officer)	17,758		*
All trustees and executive officers as a group (14 persons)	4,078,464	(18)	8.58%

*
Less than one percent.

(1)
Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act. The number of shares beneficially owned includes shares that may be purchased under options that are exercisable within 60 days of March 1, 2005. The percent of class is calculated based on the number of shares outstanding plus such option shares held by the person or the aggregation of persons for which such percentage ownership is being determined.

(2)
As reported on a Schedule 13G/A filed by Davis Selected Advisors, L.P. on March 11, 2005, Davis Selected Advisers, L.P. has sole voting power and sole dispositive power with respect to all 7,373,590 Common Shares.

(3)
As reported on a Schedule 13G filed by FMR Corp. on February 14, 2005, FMR Corp. has sole voting power with respect to 1,064,078 Common Shares and has sole dispositive power with respect to all 6,458,256 Common Shares.

(4)
As reported on a Schedule 13G/A filed by Stichting Pensioenfonds ABP on February 2, 2005, Stichting Pensioenfonds ABP has sole voting power and sole dispositive power with respect to all 3,402,400 Common Shares.

(5)
As reported on a Schedule 13G filed by AMVESCAP PLC on February 14, 2005, AMVESCAP PLC has sole voting power and sole dispositive power with respect to all 3,147,802 Common Shares.

(6)
As reported on a Schedule 13G filed by Newberger Berman, Inc. on February 16, 2005, Newberger Berman, Inc. has sole voting power with respect to 1,818,593 Common Shares and sole dispositive power with respect to none of the Common Shares.

(7)
Includes options to purchase 80,000 Common Shares.

(8)
Includes options to purchase 624,603 Common Shares and 1,450 shares owned by an IRA for the benefit of John S. Gates, Jr. Also includes 55,000 Common Shares owned by the Gates Charitable Trust, under which Mr. Gates acts as trustee and exercises voting and dispositive power with respect to such Common Shares.

(9)
Includes options to purchase 72,000 Common Shares.

(10)
Includes options to purchase 36,000 Common Shares.

(11)
Includes options to purchase 30,000 Common Shares.

(12)
Includes options to purchase 22,000 Common Shares.

(13)
Includes options to purchase 4,166 Common Shares.

(14)
Includes options to purchase 562,108 Common Shares.

(15)
Includes options to purchase 661,594 Common Shares.

(16)
Includes options to purchase 207,726 Common Shares.

(17)
Includes options to purchase 33,365 Common Shares.

(18)
Includes options to purchase 2,333,562 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's trustees and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, trustees and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its officers, trustees and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning compensation awarded to the Company's Chief Executive Officer and the four other most highly compensated executive officers for the years ended December 31, 2004, 2003 and 2002.

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Other Annual Compensation($)(2)	Restricted Share Award($)(3)(4)	Securities Underlying Options(#)	All Other Compensation ($)(5)
John S. Gates Jr., Co-Chairman and Chief Executive Officer	2004 2003 2002	416,000 412,667 380,435	797,802 581,058 334,328	72,662 68,723 50,999	744,180 552,641 396,383	252,876 87,943 56,907	6,240 7,000 5,500
Michael M. Mullen President and Chief Operating Officer	2004 2003 2002	358,800 355,925 328,500	676,829 490,061 285,817	64,331 93,984 74,928	533,250 552,641 463,258	144,500 87,943 56,907	8,000 6,000 5,500
Paul S. Fisher Executive Vice President, Secretary, Chief Financial Officer and General Counsel	2004 2003 2002	337,459 334,755 318,240	569,949 436,331 234,202	52,173 61,413 37,974	382,992 497,354 297,312	130,050 77,149 42,680	6,500 6,000 5,500
Rockford O. Kottka Executive Vice President, Treasurer and Chief Accounting Officer	2004 2003 2002	244,792 223,192 212,160	248,063 191,809 108,989	30,197 38,557 32,879	216,776 276,320 231,629	72,250 46,625 28,453	8,000 7,000 6,000
Paul Ahern(6) Executive Vice President, Chief Investment Officer and Director of Portfolio Operations	2004 2003 2002	318,713 313,154 286,416	434,125 308,794 189,434	79,176 98,891 71,123	361,267 828,961 594,624	122,826 -0- -0-	6,500 6,000 5,500

(1)
Includes amounts deferred at the election of the named executive officer under the Company's 401(k) Plan.

(2)
Represents dividend payments on restricted shares.

(3)
Restricted shares awarded under both the 2000 Omnibus Employee Retention and Incentive Plan (the "2000 Plan") and the 2003 Omnibus Employee Retention and Incentive Plan (the "2003 Plan") will vest eight years from the date of the grant; however, the restricted shares or a portion of the restricted shares may vest earlier as follows: (i) if total shareholder return averaged over a consecutive sixty day trading period commencing no earlier than two years from the date of the grant is greater than targets established by the Compensation Committee at the time of the respective award, all or a portion of the restricted shares awarded for such year will vest; (ii) upon the death, disability or retirement of a participant, the number of vested shares will be determined by dividing the number of months which have elapsed from the date of such award by 96; or (iii) in the event of a change of control of the Company, all of the restricted shares previously awarded will vest. Dividends are paid on the restricted shares to the same extent as on any other Common Shares.

(4)
At December 31, 2004, 365,177 restricted shares were outstanding having a market value of $17,488,327.

(5)
Represents the Company's matching contribution to the 401(k) Plan.

(6)
Effective April 15, 2005, Mr. Ahern is on administrative leave.

Option Tables

        The following table sets forth, for the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, information with respect to option grants during the last fiscal year and potential realizable values for such option grants for the term of the options.

Option Grants in Fiscal Year Ended December 31, 2004

Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
		Percent of Total Options Granted to Employees in the Year Ended December 31, 2004
Name	Number of Securities Underlying Options Granted (#)		Exercise or Base Price ($/Share)	Expiration Date
					5%($)	10%($)
John S. Gates, Jr.	252,876	35.00%	$39.50	3/02/2014	6,281,778	15,919,259
Michael M. Mullen	144,500	20.00%	$39.50	3/02/2014	3,589,573	9,096,684
Paul S. Fisher	130,050	18.00%	$39.50	3/02/2014	3,230,616	8,187,015
Rockford O. Kottka	72,250	10.00%	$39.50	3/02/2014	1,794,787	4,548,342
Paul Ahern	122,826	17.00%	$39.50	3/02/2014	3,051,162	7,732,244

        The following table sets forth, for the Company's Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table, information with respect to option exercises during the last fiscal year and option values at the end of the last fiscal year.

Aggregated Option Exercises in Fiscal Year Ended December 31, 2004
Option Values at December 31, 2004

			Number of securities underlying unexercised options at fiscal year end(5)(#)	Value of unexercised in-the-money options at fiscal year end(7)($)
	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable/ unexercisable(6)	Exercisable/ unexercisable(6)
John S. Gates, Jr.	117,190	3,255,604(1)	490,015/540,371	13,873,686/8,332,538
Michael M. Mullen	100,000	3,034,562(2)	459,195/451,995	12,526,694/8,020,064
Paul S. Fisher	144,036	3,707,589(3)	624,107/444,899	17,551,132/8,305,037
Rockford O. Kottka	54,000	1,066,255(4)	133,519/230,719	3,383,786/4,172,570
Paul Ahern	-0-	-0-	8,820/122,826	280,994/1,030,510

(1)
Based on the difference between exercise prices of $11.25, $15.75, and $16.0313 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the dates of exercise, May 14, 2004 which was $34.28, July 6, 2004 which was $38.98, November 16, 2004 which was $47.11, November 17, 2004 which was $46.20, and November 18, 2004 which was $46.30.

(2)
Based on the difference between exercise prices of $16.0313 and $16.9375 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the dates of exercise, November 10, 2004, which was $46.25, November 11, 2004, which was $47.10, November 12, 2004 which was $47.32, and November 15, 2004 which was $48.10.

(3)
Based on the difference between exercise prices of $11.25, $15.75, and $16.93750 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the dates of exercise, May 20, 2004 which was $35.12, August 6, 2004 which was $38.49, August 9, 2004 which was $38.86, October 28, 2004 which was $46.90, and October 29, 2004 which was $46.30.

(4)
Based on the difference between exercise prices of $31.50, $32.0625 and $33.875 per share and the closing price of the Common Shares as reported on the New York Stock Exchange on the date of exercise, May 26, 2004 which was $36.75.

(5)
All options are for Common Shares.

(6)
The first number appearing in the column refers to exercisable options, and the second number refers to unexercisable options. Options become exercisable at the rate of 20% per year and are fully exercisable five years after the date of the grant. Upon a change of control, all unvested options become exercisable.

(7)
Based on the difference between exercise prices ranging from $16.9375 to $39.50 per share, as the case may be, and the closing price of the Common Shares on December 31, 2004 of $47.89 per share as reported on the New York Stock Exchange.

Compensation of Trustees

        Each trustee who is not an employee of the Company is entitled to receive an annual fee of $40,000 (except for Martin Barber and John S. Gates, Jr., the Co-Chairmen, who receive $60,000) at least 50% of which is payable in Common Shares. Trustees may elect to receive up to 100% of the annual fee in Common Shares. The Company also pays its non-employee trustees a fee of $2,500 for attendance at each meeting of the Board and the Company reimburses independent trustees for travel expenses incurred in connection with their activities on behalf of the Company. Under the 1995 Director Stock Plan, as amended (the "1995 Plan") each independent trustee was awarded 283 Common Shares on May 18, 2004, except Martin Barber who was awarded 424 Common Shares, in lieu of the cash portion of his annual retainer fee. Trustees who are employees of the Company are not paid any trustees' fees.

        Other fees paid to non-employee trustees include an annual fee of $7,500 for the Chairman of the Nominating and Corporate Governance Committee, $15,000 for the Chairman of the Compensation Committee, $20,000 for the Chairman of the Audit Committee and $20,000 for the independent member of the Asset Allocation Committee. Robert Stovall and John S. Gates, Jr., both non-independent members of the Asset Allocation Committee, do not receive an annual fee. For attendance at committee meetings, a payment of $3,000 is made to each member of the Audit Committee and $2,500 for each member of the Nominating and Corporate Governance Committee and Compensation Committee. No fee is paid for attendance at the Asset Allocation Committee meetings.

        Robert Stovall, Vice Chairman and the retired Executive Vice President and Chief Operating Officer of the Company, receives $100,000 annually pursuant to a non-competition agreement. The agreement, effective upon his retirement on October 31, 1997, continued until December 31, 2000 and has been extended by the Board of Trustees through the annual meeting on May 16, 2005.

        Non-management trustees are eligible for the grant of restricted shares under the 2003 Plan. For the most recently completed fiscal year, under the 2003 Plan, each non-management trustee was granted 1,000 restricted shares, except Martin Barber and Robert Stovall who were each awarded 1,300 restricted shares on June 18, 2004 at $37.48 per share. Restricted shares awarded will vest in 20% increments upon attaining a total shareholder return averaged over a consecutive sixty day trading period that is greater than 30%, 40%, 50%, 60% and 70%, but in no case will the restricted shares vest earlier than two years or later than eight years from the date of the grant.

        Non-management trustees are also eligible for the grant of options under the 2003 Plan. For the most recently completed fiscal year, under the 2003 Plan, each non-management trustee was granted options on June 18, 2004 to acquire 10,000 Common Shares, except Martin Barber and Robert Stovall who were each awarded options to acquire 13,000 Common Shares, at $37.48 per share, expiring on June 18, 2014. Under the 2003 Plan, options become exercisable at the rate of 20% per year and are fully exercisable five years after the date of the grant. Upon a change of control, all unvested options become exercisable.

Employment Contracts, Termination of Employment and Change of Control Arrangements

        Employment Agreements with Executive Officers.    The Company has entered into employment and severance agreements with Mr. Mullen, Mr. Fisher, Mr. Kottka and Mr. Ahern. Although these agreements expired on February 22, 2004, the Board has extended the terms of the expired agreements through June 30, 2005 while it reviews new employment agreements to replace the expired agreements. The original employment and severance agreements had a term of five years, subject to earlier termination with or without "cause" by the Company. The current terms of the extended contracts provide that if the termination is within 24 months after a "change in control" and is by the Company and without cause or is by the executive for "good reason" (which includes a material adverse change in the executive's duties, relocation of the executive by the Company by more than 35 miles and reduction of his compensation or benefits), the executive is entitled to receive a prorated bonus based on the prior year's bonus, three times his then base salary (or if greater three times his salary at the time of such change in control), three times his prior year's cash bonus, outplacement services, 36 months of continued health coverage and a further payment to gross up any taxes owed by him as a result of excise taxes on such severance benefits. If the termination is because of the executive's death or disability, the executive will receive a prorated bonus based on the prior year's bonus and all unvested share options and restricted shares will vest. If the termination is prior to a change in control and by the Company without cause, in addition to a prorated bonus and the vesting of all unvested share options and restricted shares, the executive will receive a monthly payment equal to his monthly salary at the time of termination plus one-twelfth of his prior year bonus payable for a period of 24 months following the effective date of the termination. The agreements with the executive officers: (i) require that they devote their best efforts and full business time and attention to the business of the Company, (ii) set forth their minimum salaries, benefits and initial target cash bonus and (iii) provide for their participation in a discretionary cash bonus plan. In connection with the execution of the employment agreements, each such executive entered into a non-competition, non-solicitation and confidentiality agreement which prohibits the executive from (i) competing with the Company during the term of his employment and for a period of two years after his termination, subject to certain exceptions, (ii) soliciting the Company's employees, customers, suppliers and other specified persons during such period and (iii) disclosing or using confidential information during his employment and after his termination.

        We currently do not have a written employment agreement with Mr. Clewlow. Mr. Clewlow is generally entitled to the salary, bonus and other benefits which have been approved by the Board. For 2005, Mr. Clewlow's base salary will be $280,000. The current base salaries of the executive officers other than Mr. Clewlow are as follows: Mr. Mullen—$358,800; Mr. Fisher—$337,500; Mr. Kottka—$257,500; Mr. Ahern—$318,713.

        Effective April 15, 2005, Mr. Ahern is on administrative leave. In the interim, Sean P. Maher, Senior Vice President of Development, will assume Mr. Ahern's responsibilities. Mr. Maher has served as a Senior Vice President and a member of the Company's Investment Committee since 2000, responsible for numerous investments and developments. Mr. Maher joined the Company in 1997 as Vice President of Investments and has been active in Chicago industrial real estate for 19 years. Prior to joining the Company, Mr. Maher was a real estate broker at CB Richard Ellis and Trammell Crow.

        Mr. Gates originally entered into an employment and severance agreement with the Company in the same form as the agreements with the other executive officers. However, his employment and severance agreement has been superseded by a new employment agreement, the terms and conditions of which are described below.

        Employment Agreement with Mr. Gates.    Effective January 1, 2005, Mr. Gates resigned as the Company's Chief Executive Officer. On March 31, 2005, the Board ratified a separate employment agreement with Mr. Gates, retroactive to January 1, 2005, pursuant to which the Company will continue to employ Mr. Gates until the earlier of December 31, 2006 and Mr. Gates' death. The services to be performed by Mr. Gates under the agreement include assisting with training and transitioning the Company's management, serving as a liaison to federal, state and local government officials, serving on the boards of various affiliated and non-affiliated entities and otherwise publicly representing the Company to the extent approved by the Company's new Chief Executive Officer. For the term of the agreement, Mr. Gates is entitled to receive (i) an annual base salary of $300,000, (ii) such annual fees and meeting attendance fees as the Company pays to the other Co-Chairman of the Board, (iii) various employee benefits, including life, disability and medical insurance, use of an automobile and office space and secretarial support in downtown Chicago and (iv) stock option and restricted stock awards earned for his performance of services during 2004 in accordance with the terms of his prior employment agreement and at the time and in the manner as the Company's Compensation Committee awards stock options and restricted stock to other employees for their performance of services during 2004, and additional stock option and restricted stock grants on a basis no less favorable than the stock option and restricted stock grants that the Compensation Committee provides to the other Co-Chairman of the Board, in its sole discretion. The stock options and restricted stock held by Mr. Gates at the end of the agreement's term will automatically vest.

        The Board of Trustees is required under the agreement to use its best efforts to cause Mr. Gates to be reelected to the Board during each annual meeting of shareholders that occurs during the term of the agreement. While Mr. Gates serves on the Board, the Board is also required during the term of the agreement to appoint Mr. Gates as Co-Chairman of the Board and as a member of the Company's Asset Allocation Committee. If Mr. Gates is a member of the Board on December 31, 2006 when the agreement terminates, he is required to continue to serve as a member of the Board until a successor trustee is elected and qualified.

        The employment agreement contains non-competition, non-solicitation and confidentiality provisions which prohibit Mr. Gates from (i) competing with the Company and from soliciting the Company's employees, customers, suppliers and others until the later of December 31, 2006 and the date that he ceases to serve as a member of the Board, subject to certain exceptions and (ii) disclosing or using confidential information during his employment and after his termination.

Compensation Committee Interlocks and Insider Participation

        The members of the Company's Compensation Committee during fiscal year 2004 included Nicholas C. Babson, Martin Barber, and Alan D. Feld. Mr. Feld is the Chairman of the Committee.

        During 2004, no member of the Company's Compensation Committee was at any time during 2004 an officer or employee of the Company and no member of the Compensation Committee has formerly been an officer of the Company. In addition, no "compensation committee interlocks" existed during fiscal year 2004.

Board Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Trustees has furnished the following report on executive compensation for 2004.

Mission of the Compensation Committee

        The Board of Trustees has delegated to the Compensation Committee strategic and administrative responsibility for the Company's management compensation strategy and incentive compensation plans. The Committee's basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the Company's stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.

Pay-for-performance Plan

        In July 1994, based on the report of an independent consultant, Towers Perrin, and the recommendations of the Compensation Committee, the Company's Board of Trustees approved a pay-for-performance compensation plan (the "Plan"). The Plan is designed to provide competitive compensation levels within the Company's industry and incentive pay that varies based on corporate, departmental or profit center and individual performance. To achieve this objective, the Plan contemplates that the Company generally will maintain base salary levels for its employees at or about the median compensation level for persons holding similar positions within the industry, based on information drawn from compensation surveys and compensation consultants, but that employees will have an opportunity to receive a total compensation package significantly greater than the median based upon their contribution to the Company's attainment of its growth and profit objectives. For certain senior management employees, the Plan contemplates that base salary levels will generally be somewhat below the median; to further emphasize pay for performance through incentives. The Plan includes three elements: a salary management system, an annual incentive plan and a long-term incentive plan.

        In October 1997, the Board of Trustees engaged FPL Associates ("FPL") to provide recommendations regarding modifications to the Plan. The Board of Trustees adopted certain of the recommendations of FPL to modify the long-term incentive plan, as set forth below.

        In November 2002, the Board of Trustees engaged Towers Perrin to assess its total reward programs. Although they suggested some key opportunities for improvement, overall, they reported that the reward levels are achieving the Company's stated competitive objective and the reward programs are generally aligned with the business strategy and are meeting the Company's needs. In March 2003, the Board of Trustees adopted certain of the recommendations of Towers Perrin to modify the Plan, as set forth below.

Salary Management System

        Under the Plan, the Company has established a salary structure by individual position within a range of plus or minus 25% of the median marketplace rate for that position. Annual salary rates for specific individuals will vary within the range for such position based on such individual's experience and qualifications. Comparison companies are public real estate investment trusts ("REITs") that primarily focus on industrial and/or office properties and are similar to the Company in business organization and structure. The Board of Trustees, based on the recommendations of the Compensation Committee, establishes a budget for aggregate merit increases each year based on marketplace practices, the Company's ability to pay and the attainment of the Company's overall objectives. Individual merit increases generally are expected to range from 0% to10% of salary. Annual merit increases are based on individual performance levels gauged by performance appraisals conducted every six months as well as an assessment of market competitive compensation levels based on a review by FPL.

        Salary adjustments are made as of March 16 each year, effective for the following 12 months. The average increase in salaries of the named executive officers listed in the Summary Compensation Table, effective as of March 16, 2005, was approximately 2.5%. The increase reflected both changes in market salaries as well as the executives' individual performance.

Annual Incentive Plan

        The annual incentive plan is performance-driven, provides cash awards based on the success of the Company in any fiscal year and provides motivation to accomplish objectives that are critical to the Company's success. The Company annually establishes threshold, target and maximum award opportunities for each position, based on satisfaction of certain criteria. The target award opportunities are generally established consistent with median rates for comparable positions. Cash awards are declared and paid following completion of the Company's annual audit in the first quarter of each year, based on performance during the prior year.

        The criteria and the relative weights assigned to the criteria vary depending on an employee's position. For the Company's Chief Executive Officer and President and Chief Financial Officer, the entire cash award is determined by reference to the Company's funds from operations ("FFO") per share, success of the Company's processes and systems and the overall results of a tenant satisfaction survey conducted by CEL & Associates, a leading surveyor of tenant satisfaction for the real estate industry, under the supervision of the Compensation Committee. For the other executive officers, (i) a 40% to 50% weighting factor is assigned to the Company's overall corporate performance determined by reference to the same measures as described above, (ii) a 30% to 40% weighting factor is assigned to qualitative departmental performance, and (iii) a 20% weighting factor is assigned to a non-formula assessment of individual performance as gauged by performance appraisal results. For each class of executive employees, points will be assigned based on achievement of performance standards within each performance category and points will be used to determine eligibility for threshold, target or maximum awards.

        In March 2004, the Compensation Committee assigned each executive officer a cash incentive award opportunity for 2004, expressed as a percentage of salary, based on the attainment of threshold, target and maximum performance levels. Depending on position, the low range was between 99% and 123% of salary, while the high range was between 198% and 246% of salary. In March 2005, the Compensation Committee determined that the performance of the Company and the executive officers, based on the achievement of the criteria described above, entitled them to cash incentive awards ranging from approximately 178% to 230% of salary.

Long-Term Incentive Plan

        The Long-Term Incentive Plan consists of a combination of share option grants and restricted share grants under the 2003 Plan for Company executives, consists solely of restricted share grants for upper level management and performance unit grants for remaining employees. In May 2003, the shareholders adopted the 2003 Plan to allow the Company to continue making share-based awards as part of the Plan.

        Share options are priced based on the closing price on the date of issue, expire in ten years and vest equally over a five year period. Share options are issued with an exercise price equal to the fair market value of the shares at the time of grant. Restricted share grants and performance units are priced based on the closing price on the date of issue and have a step vesting whereby 20% portions of the grant will vest upon attaining a 30%, 40%, 50%, 60%, and 70% increase in total shareholder return, but no sooner that two years or more than eight years from the date of grant.

        The compensation opportunities under the Long-Term Incentive Plan depend on the financial performance of the Company. The performance standards adopted by the Compensation Committee for the awards, applicable to all employees participating in the long-term incentive plan, are tied to material increases in shareholder value during the fiscal year. Under the standards, employee performance is measured based upon rate of return goals established by the Company's independent trustees, with a 25% weighting factor assigned to total shareholder return and a 75% weighting factor assigned to return on total invested capital. For each of these factors, the Compensation Committee annually establishes threshold, target and maximum award opportunities for each employment position.

        Like cash awards, share option, restricted share and performance unit awards are made in the first quarter of each year following completion of the annual audit, based on performance during the prior year. In March 2005, the Board of Trustees made share option and restricted share awards based upon attainment of the standards in 2004. Based on its evaluation of employees' attainment of these standards in 2004, the Compensation Committee, under the 2003 Plan, awarded share options totaling 825,930 shares, restricted share grants totaling 128,758 shares and performance units totaling 21,603.

Compensation of the Chief Executive Officer

        During 2004, the Company's Chief Executive Officer was paid a salary at the rate of $416,000 per annum for the entire year pursuant to his employment contract. Effective January 1, 2005, Mr. Gates retired as the Company's Chief Executive Officer, but will continue as Co-Chairman of the Board of Trustees.

        In March 2004, the Compensation Committee assigned to Mr. Gates an incentive award opportunity for 2004, expressed as a percentage of salary, based on corporate performance meeting or exceeding threshold, target or maximum levels. As indicated above, corporate performance is determined by reference to FFO per share, success of the Company's processes and systems implementation, and the overall results of an independent tenant satisfaction survey conducted under the supervision of the Compensation Committee. On the basis of points awarded in each of these categories, the Compensation Committee in March 2005 awarded Mr. Gates a cash bonus of $840,809, or 202.1% of salary.

        Also in March 2005, the Compensation Committee, applying the performance standards for long-term incentives, approved an award to Mr. Gates of 302,680 share options and 19,683 restricted share grants, representing an award 161% above the target level for shareholder return and return on total invested capital.

        On January 1, 2005, Mr. Mullen was appointed as the Company's Chief Executive Officer. In 2005, Mr. Mullen will be paid a salary at the rate of $358,800 per annum. As part of a review of the Company's salary structure in December 2004, FPL conducted a survey of the salaries paid by the Company to executive employees. Mr. Mullen's pay is approximately 72% of the median for the Company's industry reported in the survey, which is within the Company's salary objectives and emphasis on pay for performance.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Stock option grants under our long-term incentive plans have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance based compensation which is not subject to the $1 million deduction limitation. The Committee believes that the Company should be able to continue to manage its executive compensation program so as to preserve the related federal income tax deductions, although individual exceptions may occur.

Summary

        We, the Compensation Committee of CenterPoint Properties Trust, believe a strong link exists between executive pay and the performance of CenterPoint.

                      Alan D. Feld, Chairman
                      Nicholas C. Babson
                      Martin Barber

MATTERS RELATING TO AUDITORS

Fees

Audit Fees

        For calendar years 2003 and 2004, the total fees billed by PricewaterhouseCoopers LLP for the annual audit, which includes comfort letters and assistance with and review of documents filed with the SEC, totaled $371,512 and $946,721, respectively.

Audit-Related Fees

        For calendar years 2003 and 2004, audit-related fees billed by PricewaterhouseCoopers LLP for employee benefit plan audits, attest services that are not required by statute or regulations, consultations concerning financial accounting and reporting standards, consultations concerning Section 404 of the Sarbanes-Oxley Act and consultations regarding 280G totaled $199,649 and $163,745, respectively.

Tax Fees

        For calendar years 2003 and 2004, the tax fees billed by PricewaterhouseCoopers LLP for tax compliance related items and tax planning and tax advice, including consulting on various matters, totaled $340,200 and $263,589, respectively.

All Other Fees

        Except for those described above, no other fees were billed to the Company by PricewaterhouseCoopers LLP in the last two fiscal years.

        100% of the services described under the captions above entitled "Audit-Related Fees" and "Tax Fees" were approved by the Company's Audit Committee.

Pre-Approval Policy

        The Audit Committee is responsible for approving in advance all audit and permitted non-audit services to be performed for the Company by its independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit and permissible non-audit services provided by the Company's independent auditor. Prior to engagement of the independent auditor for the next year's audit, management or the independent auditor submits to the Audit Committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined in the paragraphs above. Prior to engagement, the Audit Committee approves in advance these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent auditor. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting.

Audit Committee Report

        The Audit Committee provides independent oversight of the Company's accounting functions and monitors the objectivity of the financial statements prepared under the direction of management. In addition, the Committee reviews major accounting policy changes by quarterly reviews, approves the scope of the annual independent audit processes, monitors nonaudit services provided by the independent auditors, and monitors Company activities designed to assure compliance with the Company's ethical standards. The Committee is composed of three trustees and operates under a written charter adopted by the Company's Board of Trustees. The trustees are independent, as independence is defined in the New York Stock Exchange listing standards.

        The Committee has reviewed the audited consolidated financial statements of the Company for 2004 with management, who has represented to the Committee that these financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with management the quality as well as the acceptability of the accounting principles employed, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

        The Committee also reviewed the consolidated financial statements of the Company for 2004 with PricewaterhouseCoopers LLP, the Company's independent auditors for 2004, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

        The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Committee considered the compatibility of nonaudit services provided by PricewaterhouseCoopers LLP to the Company with PricewaterhouseCoopers LLP independence.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Trustees, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31,2004 for filing with the Securities and Exchange Commission. The Committee has appointed PricewaterhouseCoopers LLP as the Company's independent auditors for 2005.

        Representatives from PricewaterhouseCoopers LLP will be at the annual meeting to make a statement, if they choose, and to answer any questions of shareholders present at the meeting.

                      John C. Staley, Chairman
                      Norman R. Bobins
                      Thomas E. Robinson

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
(Proposal 2)

        The Audit Committee selects the Company's independent auditor. This proposal is put before the shareholders because, though the shareholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek shareholder ratification of the Audit Committee's appointment of the independent auditor. If the appointment of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will evaluate the basis for the shareholders' vote when determining whether to continue the firm's engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to shareholders. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year.

        The Board of Trustees of the Company recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005.

        The affirmative vote of the holders of a majority of the Shares present or represented and entitled to be voted at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP. Unless marked to the contrary, proxies will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005.

        Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and to respond to appropriate questions from shareholders present at the meeting and will have an opportunity to make a statement if they desire to do so.

TRUSTEE NOMINATIONS TO BE CONSIDERED BY THE BOARD

        Nominations for the election of trustees may be made at times other than at the Annual Meeting of Shareholders of the Board of Trustees or by shareholders entitled to vote generally in the election of trustees. For a nomination to be properly made by any shareholder for the 2006 annual meeting, written notice of such shareholder's nomination must be given to the Secretary of the Company (and must be received by the Secretary of the Company) not less than 60 days nor more than 90 days prior to the date fixed by the Board for the meeting. However, in the event that less than 70 days' notice or prior public disclosure is given or made to shareholders of the date of the meeting, notice by a shareholder will be considered timely if it is received no later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made. The shareholder's notice must set forth the following with respect to each proposed nominee: (1) the name, age, business address and, if known, residence address of the nominee; (2) the principal occupations or employment of the nominee for the past five years; (3) the number of shares of the Company which are beneficially owned by the nominee; (4) other trusteeships held by the nominee; (5) the names of business entities of which the nominee owns a ten percent or more beneficial interest; and (6) all other information with respect to the nominee required by the proxy rules of the SEC in effect at the time the notice is submitted. In addition, the notice must be accompanied by a statement signed by the nominee confirming that the nominee consents to being a nominee and intends to serve as a trustee if elected, and confirming the information about him set forth in the notice. In order for a shareholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Nominating and Corporate Governance Committee and must be received within the timeframe set forth under the heading "Shareholder Proposals for the 2006 Annual Meeting."

        The Company evaluates nominees recommended by shareholders in the same manner in which it evaluates other trustee nominees. The Company has established through its Nominating and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareholders, and address the issues of diversity and background. The Board, with the assistance of the Nominating and Corporate Governance Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal qualifications for potential trustee nominees include: personal integrity; loyalty to the Company and concern for its success and welfare; courage to criticize and to apply sound business ethics, and sound and independent judgment; awareness of a trustee's vital part in the Company's good corporate citizenship and corporate image; time available for meetings and consultation on Company matters; wide contacts with business and political leaders; and willingness to assume broad, fiduciary responsibility on behalf of all shareholders for the management of the enterprise. Desired experience qualifications for potential trustee nominations include: high-level experience in business or administrative activities; specialized expertise in the industry; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin, or disability. The composition, skills, and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Trustees.

Comparison of Cumulative Total Return Among Company,
S&P 500 Index and NAREIT Equity Total Return Index

Performance Graph

        The following graph compares the percentage change in cumulative total return on the Company's Common Shares for the period beginning December 31, 1999 and ending December 31, 2004 with the percentage change in (a) the Standard & Poor's 500 index ("S&P") for the same period and (b) the Total Return Index for Equity REITs published by The National Association of Real Estate Investment Trusts ("NAREIT") for the same period. The NAREIT Index for Equity REITs, which is published monthly, is an index of approximately 173 REITs which includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the ownership of real property. Cumulative total return includes reinvestment of dividends. The historical information set forth below is not necessarily indicative of future performance.

CENTERPOINT PROPERTIES TRUST

	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
CenterPoint Properties Trust	$100.00	$136.52	$150.46	$178.25	$241.01	$320.76
S&P 500 Index	100.00	90.90	80.09	62.39	80.29	89.02
NAREIT Equity Total Return Index	100.00	126.37	143.97	149.47	204.98	269.70

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Robert Stovall, Vice Chairman and the retired Executive Vice President and Chief Operating Officer of the Company, receives $100,000 annually pursuant to a non-competition agreement. The agreement, effective upon his retirement on October 31, 1997, continued until December 31, 2000 and has been extended by the Board of Trustees through the annual meeting on May 16, 2005. Under the agreement, Mr. Stovall is also provided medical insurance coverage which totals approximately $12,000 annually.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

        The Company must receive written notice of a shareholder's intention to introduce a nomination for trustee or other item of business at the 2006 Annual Meeting of Shareholders not less than 60 days nor more than 90 days prior to the date fixed by the Board of Trustees for such meeting. The notice must be received by the Company's Secretary and must satisfy the procedures set forth in the Company's Declaration of Trust. In the event that the Company gives less than 70 days' notice to shareholders of the date of such meeting, then written notice of an item of business by a shareholder will be timely if it is received by the tenth day following the day on which the Company mailed the notice of the date of the meeting. In addition, any proposal of a shareholder intended to be included in the proxy statement and form of proxy for the Company's 2006 Annual Meeting of Shareholders must be received by the Company no later than December 16, 2005 and must otherwise comply with the rules of the Securities and Exchange Commission.

OTHER MATTERS

        The Board of Trustees knows of no matters which will be presented for consideration at the meeting other than the matters referred to in this statement. Should any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

        The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2004 is being furnished to shareholders simultaneously with this proxy statement.

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Trustees,

Daniel J. Hemmer SECRETARY

CENTERPOINT PROPERTIES TRUST
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8501
EDISON, NJ 08818-8501

The EquiServe Vote by Internet and Vote by Telephone systems can be accessed
24-hours a day, seven days a week up until the day prior to the meeting.

If you vote over the internet or by telephone, please do not mail your card.

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to http://www.eproxyvote.com/cnt		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

FOLD AND DETACH HERE

☒	Please mark votes as in this example.	6231

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES AND IT WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS FOR 2005.

1.
Election of Trustees

Trustee Nominees:
01 Nicholas C. Babson, 02 Martin Barber, 03 Norman R. Bobins, 04 Alan D. Feld,
05 Paul S. Fisher, 06 John S. Gates, Jr., 07 Donald A. King, Jr., 08 Michael M. Mullen,
09 Thomas E. Robinson, 10 John C. Staley, 11 Robert L. Stovall
		FOR	WITHHELD
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐
For all nominees except as written above
	FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors for 2005 ☐	☐	☐
3.	In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.
The Board of Trustees recommends a vote "FOR" each of the proposals.
	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT		☐
	MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, all should sign.

Signature	Date:	Signature	Date:

CENTERPOINT PROPERTIES TRUST

Dear Shareholder:

We encourage you to vote your shares electronically this year either by Internet or via the telephone. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically.

(see reverse side)

FOLD AND DETACH HERE

PROXY

CenterPoint Properties Trust

This Proxy is solicited on behalf of the Board of Trustees of
CenterPoint Properties Trust for the
Annual Meeting of Shareholders on May 16, 2005

        The undersigned hereby appoints Martin Barber, John S. Gates, Jr. and Daniel J. Hemmer, or any of them, jointly and severally, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the Company's Common Shares held in the undersigned's name and shares held by the agent in the Plan, hereafter described, subject to the voting direction of the undersigned at the Annual Meeting of Shareholders to be held at 1808 Swift Drive, Oak Brook, Illinois on Monday, May 16, 2005 at 3:00 p.m. or any adjournment thereof and, in the Proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting receipt of which is hereby acknowledged.

        All Common Shares to be voted hereby by the undersigned include shares, if any, held in the name of the agent, for the benefit of the undersigned, in the Company's Dividend Reinvestment and Stock Purchase Plan.

A. Election of Trustees: 01 Nicholas C. Babson 02 Martin Barber 03 Norman R. Bobins 04 Alan D. Feld 05 Paul S. Fisher	06 John S. Gates, Jr. 07 Donald A. King, Jr. 08 Michael M. Mullen 09 Thomas E. Robinson 10 John C. Staley 11 Robert L. Stovall

(Continued, and to be marked, dated and signed, on the other side)

QuickLinks

ELECTION OF TRUSTEES (Proposal 1)
EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EXECUTIVE COMPENSATION
MATTERS RELATING TO AUDITORS
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR (Proposal 2)
TRUSTEE NOMINATIONS TO BE CONSIDERED BY THE BOARD
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
OTHER MATTERS